Exhibit 99.1

Capital One Financial Corporation

Monthly Charge-off and Delinquency Statistics

As of and for the month ended February 28, 2009

National Lending Metrics (Managed Basis)

(dollars in thousands)

U.S. Card Metrics	February 2009
Net Principal Charge-Offs	$466,058
Average Loans Held for Investment	$69,417,676
Annualized Net Charge-Off Rate	8.06%
30 Days + Delinquencies	$3,508,583
Period-end Loans Held for Investment	$68,812,647
30 Days + Delinquency Rate	5.10%

Auto Finance Metrics
Net Principal Charge-Offs	$78,241
Average Loans Held for Investment	$21,124,101
Annualized Net Charge-Off Rate	4.44%
30 Days + Delinquencies	$1,575,569
Period-end Loans Held for Investment	$20,943,038
30 Days + Delinquency Rate	7.52%

International Metrics
Net Principal Charge-Offs	$50,580
Average Loans Held for Investment	$8,430,590
Annualized Net Charge-Off Rate	7.20%
30 Days + Delinquencies	$505,471
Period-end Loans Held for Investment	$8,205,781
30 Days + Delinquency Rate	6.16%

Reconciliation to GAAP Measures

Our “managed” consolidated financial statements reflect adjustments made related to effects of securitization transactions qualifying as sales under accounting principles generally accepted in the United States (“GAAP”). We generate earnings from our “managed” loan portfolio which includes both the on-balance sheet loans and off-balance sheet loans. Our “managed” income statement takes the components of the servicing and securitizations income generated from the securitized portfolio and distributes the revenue and expense to appropriate income statement line items from which they originated. For this reason, we believe the “managed” consolidated financial statements and related managed metrics to be useful to stakeholders.

Reportable Segments

We manage our business as two distinct operating segments: Local Banking and National Lending. The Local Banking and National Lending segments are considered reportable segments based on quantitative thresholds applied to the managed loan portfolio for reportable segments provided by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. As management makes decisions on a managed basis within each segment, information about reportable segments is provided on a managed basis.

Net Charge-Off Rate

Average Loans Outstanding used in the calculation of the Net Charge-Off Rate includes an estimate of the uncollectible portion of finance charge and fee receivables. We recognize earned finance charges and fee income on open ended loans according to the contractual provisions of the credit arrangements. When we do not expect full payment of finance charges and fees, we do not accrue the estimated uncollectible portion as income. The estimated uncollectible portion of finance charges and fees is adjusted quarterly.

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